Exhibit 99.1

Contact: Dennis Zember
Phone: (404) 760-7707

FOR IMMEDIATE RELEASE

Flag Financial Corporation Announces Plans
To Sell Its Thomaston, Georgia Branch

Atlanta, Ga. (December 3, 2003) – Flag Financial Corporation (Nasdaq: FLAG) announced today the signing of a letter of intent between its subsidiary, Flag Bank, and Colony Bankcorp, Inc. (Nasdaq: CBAN), a Fitzgerald, Georgia-based bank holding company, for the sale of Flag Bank’s Thomaston branch. Under the terms of the agreement, Colony Bankcorp will acquire all of the assets, including fixed assets, and assume the deposits of the branch facility. The Thomaston branch has approximately $37 million in deposits and $20 million in loans outstanding.

Joseph W. Evans, chairman and chief executive officer of Flag Financial Corporation said, "Flag Bank currently has only two markets with relatively small market shares – Thomaston and metro Atlanta. The sale of Thomaston will enable us to better focus our financial and human resources on building our metro Atlanta presence. We’ve known the management team at Colony for many years and are confident that we are placing our Thomaston customers and employees in good hands."

It is expected that both parties shortly will enter into a definitive agreement and that the deal will close during the first quarter of 2004. Flag Financial expects a one-time after-tax gain of approximately $0.18 per diluted share.
Flag Financial Corporation is headquartered in Atlanta, Georgia and is a bank holding company whose wholly owned subsidiary is Flag Bank. The Flag Financial franchise consists of 23 offices, including 17 full-service banking offices and four mortgage/loan production offices, in 13 counties in Georgia. Flag Financial's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FLAG."

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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